Exhibit 10.1

EXECUTION COPY

Term Sheet for Employment Arrangements with Chief Executive Officer

This term sheet (this “Term Sheet”) sets forth the material terms of an employment agreement to be executed by Hertz Global Holdings, Inc. (“Holdings”) and John Tague (“Executive”).

Effective Date:	November 20, 2014
Employment Period:	November 21, 2014 (the “Start Date”) through December 31, 2017 or the date of any earlier termination of Executive’s employment.
Position:	Chief Executive Officer of Holdings and The Hertz Corporation (together, the “Companies”). Member of the Board of Directors of Holdings (the “Board”).
Duties/Reporting:	Customary for Chief Executive Officer, and as may be assigned by the Board from time to time. Executive will report directly to the Board.
Equity Investment:
During the period from November 24 to 26, 2014, Executive shall purchase on the open market $2,000,000 of shares of Holdings common stock, which Executive shall hold through at least December 31, 2017 (or any earlier termination of employment).

Annual Base Salary:	$1,450,000.
Annual Bonus:
For 2015 and later years, target of 150% of Annual Base Salary, up to a maximum amount determined in accordance with the terms of the applicable bonus plan, subject to Executive’s continued employment through the payment date.  The amount of the Annual Bonus shall be, except as set forth below, based on satisfaction of performance goals determined by the Compensation Committee of the Board.

For 2014, subject to Executive’s continued employment through the payment date, Executive shall be entitled to a guaranteed bonus of $108,750 (60% of 1/12 of target).

For 2015, subject to Executive’s continued employment through the payment date, Executive’s Annual Bonus shall be no less than 60% of target.

Stock Options:
On the Start Date, Holdings shall grant Executive, pursuant to Holdings’ 2008 Omnibus Incentive Plan (the “Stock Plan”), options in respect of 1,000,000 shares of Holdings common stock at an exercise price equal to the closing price of a share of Holdings common stock on November 20, 2014 (the “Option Grant”).   The Option Grant shall contain the following vesting terms:

Transition Options.  50% of the Option Grant shall vest on December 31, 2015 if (i) Executive has developed and presented to the Board a business plan by June 30, 2015, that is subsequently approved by the Board (the “Business Plan Goal”), and (ii) a management team that is reasonably acceptable to the Board is in place by December 31, 2015.  The Transition Options shall expire on December 31, 2019, or such earlier date as determined in accordance with Holdings’ standard form of stock option agreement in connection with a termination of Executive’s employment; provided that if Executive remains employed through December 31, 2017, any vested Transition Options shall expire on December 31, 2019 under all circumstances other than in the case of a termination of Executive by the Company for Cause (in which case any outstanding Transition Options shall expire on the date of such termination).

Performance Options.  50% of the Option Grant shall vest on December 31, 2017 subject to the satisfaction of revenue efficiency metrics for the period 2015-2017, as determined by the Compensation Committee of the Board with the input of Executive as of no later than March 31, 2015.

• If less than 85% of the performance goal is satisfied, none of the Performance Options shall vest;

• If 85% of the performance goal is satisfied, 50% of the Performance Options shall vest;

• If 100% or more of the performance goal is satisfied, 100% of the Performance Option shall vest; and

• If between 85% and 100% of the performance goal is satisfied, a percentage between 85% and 100% of the Performance Options shall vest based on straight-line interpolation.

The Performance Options shall expire on June 30, 2020, or such earlier date as determined in accordance with Holdings’ standard form of stock option agreement in connection with a termination of Executive’s employment; provided that if Executive remains employed through December 31, 2017, any vested Performance Options shall expire on June 30, 2020 under all circumstances other than in the case of a termination of Executive by the Company for Cause (in which case any outstanding Performance Options shall expire on the date of such termination).

All options granted under the Option Grant will be subject to Executive’s continued employment through the applicable vesting date, other than as noted below.  Notwithstanding anything contained herein to the contrary, in no event shall any portion of the Option Grant become exercisable prior to the date that the Form S-8 on file with respect to the Stock Plan becomes effective.

Restricted Stock Units:
As soon as practicable following the date that the Form S-8 on file with respect to the Stock Plan becomes effective, Holdings shall grant Executive, pursuant to the Stock Plan, restricted stock units in respect of a target amount of 350,000 shares of Holdings common stock (the “RSU Grant”).   The full amount of the target RSU Grant shall vest on the same terms as the Performance Options, provided that if the performance goal is satisfied above 100% of target, up to an additional 50% of the RSU target amount (i.e., up to an additional 175,000 shares) shall vest based on straight-line interpolation between 100% and 115% of target.

Employee Benefits and Fringe Benefits:
Executive shall be eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Companies.

Executive will be reimbursed for reasonable travel, lodging and meal expenses in accordance with the Companies’ expense reimbursement policy, and for legal fees incurred in the negotiation of this Term Sheet and formal employment agreement and ancillary documents described herein, at his counsel’s ordinary billable rates (plus expenses), up to a cap of $20,000.

Indemnification/Insurance:
To the fullest extent permitted by Delaware law (subject to a gross negligence and willful misconduct standard), with advancement of legal fees subject to an undertaking to repay if ultimately determined that Executive is not entitled to indemnification.

Covered by D&O insurance to the same extent as other executive officers and Board members.

Relocation Package:
Executive shall be eligible for reimbursement of certain expenses incurred in connection with his relocation to Estero, Florida (including reasonable transaction expenses incurred in connection with the purchase of a residence in or around Estero, Florida), in accordance with the terms of Holding’s Senior Executive Relocation Policy For The Headquarters Move to Estero, Florida (the “Relocation Policy”); provided that no assistance will be provided in respect of the sale of Executive’s Texas residence.

Qualifying Termination Not in Connection with a Change in Control:
Upon termination of Executive’s employment (i) by Holdings other than for Cause (as defined below), (ii) by Executive for Good Reason (as defined below), or (iii) due to death or Disability (as defined below) (a “Good Leaver Termination”), Executive shall be entitled to compensation and benefits consisting of:

(i) a cash payment equal to the sum of (A) Executive’s unpaid base salary through the date of termination, (B) any earned, but unpaid annual bonus for previously completed fiscal years, and (C) accrued and unused vacation pay;

(ii) vesting of any unvested portion of the Option Grant or RSU Grant, prorated based on the portion of the period from the Start Date through December 31, 2017 from the Start Date through the date of termination, and with performance metrics deemed satisfied (in the case of the Transition Options) or satisfied at target levels (in the case of the Performance Options or the RSU Grant); provided that (A) this paragraph shall apply to the Transition Options only in the event of a qualifying termination (i) prior to a determination by the Board that the Business Plan Goal has not been attained or (ii) if the Business Plan Goal has been attained, prior to January 1, 2016, and (B) any vested options shall remain exercisable for 90 days following the date of termination; and

(iii) Eligibility for reimbursement of certain expenses incurred in connection with his relocation to Texas (including reasonable transaction expenses incurred in connection with the sale of his residence in or around Estero, Florida), in accordance with the terms of the Relocation Policy.

Subject to the terms of any other benefit plans in which Executive participates, the foregoing benefits shall be the sole severance benefits to which Executive is entitled upon a termination of employment.  For the avoidance of doubt, Executive shall not be entitled to participate in any of the Companies’ severance policies.

Any Other Termination Not in Connection with a Change in Control:
Subject to the terms of any other benefit plans in which Executive participates, upon termination Executive’s employment other than a Good Leaver Termination, Executive shall be entitled only to a cash payment equal to the sum of (i) Executive’s unpaid base salary through the date of termination and (ii) accrued and unused vacation pay.  For the avoidance of doubt, Executive shall not be entitled to participate in any of the Companies’ severance policies.

Change in Control Benefits:
Notwithstanding the above termination provisions, Executive shall be a party to a change in control agreement substantially in the form provided to other senior executives of the Companies (the “Change in Control Agreement”).  For purposes of the Change in Control Agreement, the severance multiple shall be 2.5.

Definitions:
“Cause” means, with respect to Executive (as determined by the Board) (i) willful and continued failure to perform substantially Executive’s material duties with Holdings (other than any such failure resulting from Executive’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive by the Board, (ii) engaging in willful and serious misconduct that is injurious to Holdings or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of Holdings or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of Holdings, impairs Executive’s job performance, (v) material violation of any Holdings policy that results in harm to Holdings or any of its subsidiaries, (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude or (vii) a breach of the Executive Representation below.  A termination of employment for “Cause” shall include a determination following Executive’s termination of employment for any reason that the circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause.

“Good Reason” means, without Executive’s consent, (i) material reduction by the Companies of Executive’s Annual Base Salary or target Annual Bonus, (ii) failure of Executive to be nominated by Holdings or elected or reelected as a director, (iii) a material diminution in Executive’s duties or responsibilities or the assignment to him of any duties or responsibilities inconsistent with Executive’s position and status as Chief Executive Officer, (iv) a change in Executive’s reporting relationship such that he no longer reports directly to the Board, (v) failure of the Companies to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Companies to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction, or (vi) any purported termination by the Companies of Executive’s employment otherwise than as expressly described herein; in each case provided that, within 30 days of any such occurrence, Executive shall have delivered to the Board a notice of termination that specifically identifies such occurrence and the Companies shall have failed to cure such circumstance within 10 days of receipt of such notice.

“Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Executive’s employment-related duties for a period of six months or longer and, within 30 days after Holdings notifies Executive in writing that it intends to terminate his employment, Executive shall not have returned to the performance of his employment-related duties on a full-time basis; provided that,with respect to any compensation that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, “Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Internal Revenue Code.  The Board’s reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or Holdings to advise the Board.

Restrictive Covenants:
Executive to be subject to restrictions on competition and solicitation of employees and customers, clients and distributors of Holdings and its affiliates, while employed and for two years following termination of employment for any reason.

Executive also to be subject to a perpetual confidentiality agreement and a requirement to return the property of Holdings and its affiliates upon a termination of employment.

Executive Representation:
Executive represents that he is not subject to any contractual restriction which would prevent him from functioning as Chief Executive Officer of the Companies, or limit his ability to do so at any time during the Employment Period.

Holdings Representation	Holdings represents that it has full authority and all necessary approvals to enter into this Term Sheet.
Governing Law and Dispute Resolution:
Governed by the laws of the State of Delaware.

Disputes resolved in state and Federal courts located in or nearest to the Companies’ headquarters.  Company will reimburse Executive’s legal fees incurred in a dispute if Executive prevails on at least one material claim or issue asserted in such dispute.

By signing below, Holdings and Executive agree that they shall work together in good faith, to promptly complete and execute a full employment agreement and ancillary documents that are consistent in all respects with these terms; provided that the parties agree that this Term Sheet shall be binding upon Holdings and Executive as of and following the Effective Date unless and until superseded by such full documentation.

Signed on November 20, 2014.

Hertz Global Holdings, Inc.

By:	/s/ Linda Fayne Levinson
	Name:	Linda Fayne Levinson
	Title:	Independent Non- Executive Chair
of the Board of Directors

John Tague

By:	/s/ John Tague

[Signature Page to Term Sheet]